Exhibit 5.1

November 9, 2023
Board of Directors
Unity Software Inc.
30 3rd Street
San Francisco, CA 94103
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Unity Software Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”), relating to the potential resale from time to time, pursuant to Rule 415 under the Securities Act, by the selling securityholders named therein of (i) up to $1,000,000,000 aggregate principal amount of 2.0% Convertible Senior Notes due 2027 (the “Notes”), and (ii) up to 24,543,100 shares (the “Conversion Shares”), of the Company’s common stock, par value $0.000005 per share, issuable upon conversion of the Notes. The Notes were issued pursuant to the Indenture, dated as of November 8, 2022, by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”).
In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement; (ii) the prospectus which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Notes; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party.
The opinions hereinafter expressed are subject to the following qualifications and exceptions:
(i)the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;
(ii)limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Indenture or the Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

Board of Directors Unity Software Inc. November 9, 2023 Page Two
(iii)our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
1.    The Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.
2.    The Conversion Shares, if and when issued, delivered and paid for in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, and applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
This opinion letter has been prepared for your use in connection with the Registration Statement. This opinion letter is given as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement with the Commission and to reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP